Exhibit 99.1

Contacts:

Investors:                                                                                                                                                                                                                                                                                            Media:

Patrick E. Flanigan III                                                                                                                                                                                                                          Brian P. Gill

Corporate Vice President                                                                                                                                                                                                            Vice President

Investor Relations                                                                                                                                                                                                                                               Corporate Communications

(908) 673-9969                                                                                                                                                                                                                                                             (908) 673-9530

CELGENE REPORTS FOURTH QUARTER AND

FULL-YEAR 2016 OPERATING AND FINANCIAL RESULTS

•                  Net Product Sales $2.98B in Q4:16; Increased 17% Y/Y

•                  Net Product Sales $11.18B in 2016; Increased 22% Y/Y

•                  2017 Guidance for Net Product Sales and Diluted EPS

SUMMIT, NJ — (January 26, 2017) — Celgene Corporation (NASDAQ: CELG) reported operating results for the fourth quarter and full-year of 2016.  For the fourth quarter of 2016, net product sales were $2,977 million, an increase of 17 percent, year-over-year.  Net product sales growth includes a 0.3 percent negative impact from currency exchange effects.  Fourth quarter total revenue increased 16 percent to $2,980 million.

Net product sales for the full-year of 2016 were $11,185 million, an increase of 22 percent year-over-year.  Total revenue for the full-year of 2016 was $11,229 million, an increase of 21 percent year-over-year.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $429 million and diluted earnings per share (EPS) of $0.53 for the fourth quarter of 2016.  For the fourth quarter of 2015, GAAP net income was $561 million and diluted EPS was $0.69.  The decrease was primarily due to increased research and development (R&D) expenses as a result of the acquisition of Acetylon Pharmaceuticals, Inc. and a fair value adjustment for an equity investment recorded in the fourth quarter of 2016.  Full-year GAAP net income for 2016 was $1,999 million and diluted EPS was $2.49.  Full-year GAAP net income for 2015 was $1,602 million and diluted EPS was $1.94.

Adjusted net income for the fourth quarter of 2016 increased 34 percent to $1,290 million compared to $961 million in the fourth quarter of 2015.  For the same period, adjusted diluted EPS increased 36 percent to $1.61 from $1.18.

Adjusted net income for the full-year 2016 increased 23 percent to $4,770 million.  Adjusted diluted EPS increased 26 percent to $5.94 from $4.71 for the full-year of 2015.

“2016 was an outstanding year of progress strengthening our commercial portfolio and advancing our early-, mid- and late-stage pipeline,” said Mark J. Alles, Celgene’s Chief Executive Officer.  “We expect our business momentum and significant near-term catalysts to drive high-growth through 2017 and beyond.”

Fourth Quarter and Full-year 2016 Financial Highlights

Unless otherwise stated, all comparisons are for the fourth quarter and full-year of 2016 compared to the fourth quarter and full-year of 2015.  The adjusted operating expense categories presented below exclude share-based employee compensation expense, collaboration-related upfront expense, research and development asset acquisition expense and a litigation-related loss contingency accrual expense.  Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•                                          REVLIMID® sales for the fourth quarter increased 16 percent to $1,808 million.  Fourth quarter U.S. sales of $1,187 million and international sales of $621 million increased 24 percent and 3 percent, respectively.  Full-year REVLIMID® sales were $6,974 million, an increase of 20 percent year-over year.  Sales growth was driven primarily by increased volume as a result of increases in duration and new patients.

•                                          POMALYST®/IMNOVID® sales for the fourth quarter were $378 million, an increase of 29 percent year-over-year.  Fourth quarter U.S. sales of $219 million and international sales of $159 million increased 29 percent and 28 percent, respectively.  Full-year POMALYST®/IMNOVID® sales were $1,311 million, an increase of 33% year-over-year.  Sales growth was driven primarily by increased volume as a result of increases in duration.

•                                          OTEZLA® sales in the fourth quarter were $305 million, a 67 percent increase year-over-year.  Fourth quarter U.S. sales of $268 million and international sales of $37 million increased 60 percent and 137 percent, respectively.  Full-year OTEZLA® sales were $1,017 million, an increase of 116 percent year-over-year.  OTEZLA® uptake and market share gains continued to accelerate in the fourth quarter in the U.S. with increased contribution from early launch countries in Europe.

•                                          ABRAXANE® sales for the fourth quarter were $266 million, a decrease of 1 percent, year-over-year.  U.S. sales were $171 million and international sales were $95 million, a decrease of 5 percent and an increase of 5 percent, respectively.  Full-year ABRAXANE® sales were $973 million, an increase of 1 percent, year-over-year.

ABRAXANE® market shares in pancreatic cancer, first-line advanced non-squamous lung cancer and metastatic breast cancer in the U.S. have remained stable.  Growth in Europe was from market share gains for ABRAXANE® in pancreatic cancer.

•                                          In the fourth quarter, all other product sales, which include THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product in the U.S., were $220 million compared to $231 million in the fourth quarter of 2015.  Full-year sales for these products were $910 million compared to $938 million in full-year 2015.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $1,135 million for the fourth quarter of 2016 versus $777 million for the same period in 2015.  Full-year 2016 R&D expenses were $4,470 million compared to $3,697 million for 2015.  Both the fourth quarter and full-year 2016 increases in R&D expenses on a GAAP basis were primarily due to R&D asset acquisition expenses and early research and clinical trial activity.  The increase in full-year 2016 R&D expenses was partially offset by a decrease in collaboration-related upfront expenses.

Adjusted R&D expenses were $673 million for the fourth quarter of 2016 compared to $649 million for the fourth quarter of 2015.  For the full-year 2016, adjusted R&D expenses were $2,508 million compared to $2,044 million for the full-year 2015.  Both the fourth quarter and full-year 2016 increases in adjusted R&D expenses were primarily due to early research and clinical trial activity.  The increase in fourth quarter adjusted R&D expenses was partially offset by a decrease in collaboration-related milestone expenses.

Selling, General, and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $685 million for the fourth quarter of 2016 compared to $609 million for the same period in 2015.  Full-year SG&A expenses were $2,658 million for 2016 compared to $2,305 million for 2015.  Both the fourth quarter and full-year 2016 increases in SG&A expenses were primarily due to a litigation-related loss contingency accrual expense.

Adjusted SG&A expenses were $534 million for the fourth quarter of 2016 compared to $533 million for the fourth quarter of 2015.  For the full-year 2016, adjusted SG&A expenses were $2,139 million versus $2,011 million in 2015.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $3,976 million for 2016, an increase of 60 percent compared to 2015.  For the full-year 2016, Celgene purchased approximately $2,160 million in shares.  As of December 31, 2016, the Company had $4,731 million remaining under the existing share repurchase program.  The Company ended the year with $7,970 million in cash and marketable securities.

Product and Pipeline Updates

Hematology/Oncology

•                  Celgene advanced regulatory applications with the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for the expanded indication of REVLIMID® as maintenance treatment in patients with newly diagnosed multiple myeloma (NDMM) after receiving an autologous stem-cell transplant (ASCT).  The sNDA was granted Priority Review and the Prescription Drug User Fee Act (PDUFA) date for the submission is February 24, 2017.  A decision on the European Union (EU) application is expected in the first half of 2017.

•                  In December 2016, Celgene and collaboration partner Juno Therapeutics, Inc. announced that the FDA granted Breakthrough Therapy designation to investigational drug JCAR017 for the treatment of patients with relapsed and/or refractory aggressive large B-cell non-Hodgkin lymphoma, including diffuse large B-cell lymphoma (DLBCL), not otherwise specified (de novo or transformed from indolent lymphoma), primary mediastinal B-cell lymphoma or grade 3B follicular lymphoma.  In addition, the EMA Committee for Medicinal Products for Human Use (CHMP) and Committee for Advanced Therapies (CAT) granted JCAR017 access to the Priority Medicines (PRIME) scheme for relapsed and/or refractory DLBCL.  A pivotal program for JCAR017 is expected to begin in 2017.  Celgene has license rights to JCAR017 outside of North America and China.

•                  At the 58th American Society of Hematology (ASH) Annual Meeting in December 2016, data were presented on Celgene’s marketed and pipeline hematology assets.  Data presented included:

•                  Results from the large randomized, open-label phase III Myeloma XI trial that included a comparison of REVLIMID® maintenance treatment versus no maintenance for patients with NDMM were presented.  The study included both transplant-eligible (TE) and transplant non-eligible (TNE) patients.

•                  Results from the phase III BMT CTN 0702 StaMINA trial were presented.  The trial randomized TE patients following transplant between three arms to receive either four cycles of REVLIMID® in combination with bortezomib and dexamethasone consolidation, tandem melphalan autologous stem cell transplant consolidation or no consolidation.

•                  Results from an analysis of three phase I/II studies evaluating CC-486 in patients with myelodysplastic syndromes (MDS), chronic myelomonocytic leukemia and acute myeloid leukemia (AML) who had received prior hypomethylating agents.  Phase III trials evaluating CC-486 in MDS and AML maintenance are enrolling with enrollment in the AML trial expected to complete in 2017.

•                  In collaboration with our partner Acceleron Pharma, Inc., results from phase II trials with luspatercept in MDS and beta-thalassemia and sotatercept in myelofibrosis were presented.  Phase III trials with luspatercept in MDS and beta-thalassemia are expected to complete enrollment in the second half of 2017.  A phase II trial evaluating luspatercept in myelofibrosis is expected to initiate in 2017.

•                  At the EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium (“Triple Meeting”) in November 2016, interim data were presented from a phase I trial with anti-BCMA CAR-T cell product candidate bb2121 in patients with relapsed and/refractory multiple myeloma (RRMM).  Celgene is developing bb2121 in collaboration with partner bluebird bio.

•                  In the fourth quarter of 2016, enrollment completed in the phase III AUGMENT® trial evaluating REVLIMID® in combination with rituximab in patients with relapsed or refractory follicular lymphoma or marginal zone lymphoma.  Top-line data from the event-driven trial is expected by year-end 2017.

Inflammation & Immunology

•                  In December 2016, Japan’s Ministry of Health, Labor and Welfare (MHLW) granted full marketing authorization to OTEZLA® for the treatment of adult patients with plaque psoriasis with an inadequate response to topical therapies, as well as adult patients with psoriatic arthritis.  Reimbursement for OTEZLA® in Japan is expected in the first quarter of 2017.

•                  At the American College of Rheumatology (ACR) meeting in November 2016, data were presented from the phase IIIb ACTIVE trial evaluating OTEZLA® versus placebo in patients with active psoriatic arthritis who have not previously been treated with a biologic therapy.

•                  Data from part 1 of a phase IIa trial evaluating CC-220 for systemic lupus erythematosus were presented at the Lupus 2016 Meeting in Armonk, NY in September 2016 and at the 10th European Lupus Meeting in Venice in October 2016.  The second part of the phase IIa trial evaluating improvement in skin manifestations and improvement in the Cutaneous Lupus Area and Severity Index (CLASI) score is enrolling.

•                  In October 2016, data from the phase Ib trial evaluating the effects of oral GED-0301 (mongersen) on both endoscopic and clinical outcomes in patients with active Crohn’s disease were presented at the United European Gastroenterology Week (UEGW) and at the American College of Gastroenterology (ACG) meetings.  The phase III REVOLVE and DEFINE registration trials with GED-0301 in patients with active Crohn’s disease are enrolling with data expected in 2018.  Data from a proof-of-concept phase II trial evaluating GED-0301 in ulcerative colitis is expected in 2017.

•                  In October 2016, phase II data from the TOUCHSTONE trial evaluating ozanimod as induction and maintenance in patients with ulcerative colitis were presented at the UEGW and at the ACG meetings.  The phase III TRUE NORTH registration trial with ozanimod in patients with ulcerative colitis is enrolling with data expected in 2018.  Data from a proof of concept phase II trial ozanimod in patients with Crohn’s disease are expected in 2017.

Business Update Summary

•                  In January 2017, Celgene entered into an agreement to acquire Delinia, Inc., a privately-held biotechnology company, for an initial payment of $300 million as well as contingent payments of $475 million that may be achieved upon development, regulatory, and commercial advances related to Delinia’s lead program, DEL-106.  DEL-106 is a novel IL-2 mutein Fc fusion protein designed to preferentially upregulate regulatory T cells (Tregs), immune cells that are critical to maintaining natural self-tolerance and immune system homeostasis and is expected to go into the clinic next year.  The acquisition will expand Celgene’s pipeline of potential medicines for the treatment of patients with autoimmune disorders.  The transaction is expected to close in the first quarter of 2017.

•                  In January 2017, an exclusive global research collaboration with Anokion SA, a privately held biopharmaceutical company developing novel tolerance-inducing therapeutics for autoimmune diseases, was announced.  Anokion is advancing its antigen-specific immune tolerance platform to develop therapeutics for multiple autoimmune indications.  Under the terms of the collaboration agreement, Anokion received a $45 million upfront payment and is eligible to receive a future payment of an additional $10 million based on certain preclinical development achievements.  As part of the strategic collaboration agreement, Celgene obtained an equity interest in Anokion and the exclusive right to acquire Anokion at pre-specified option exercise points.

•                  In December 2016, Celgene Corporation, Dana-Farber Cancer Institute and the University of Arkansas for Medical Sciences announced the creation of the Myeloma Genome Project, a collaborative initiative aimed at compiling the largest dataset of high-quality genomic and clinical data to identify distinct molecular disease segments within multiple myeloma to advance diagnosis, prognosis and treatment of multiple myeloma patients.  The initiative seeks to develop clinically relevant tests.

•                  In December 2016, Celgene acquired Acetylon Pharmaceuticals, Inc. including worldwide rights to Acetylon’s selective HDAC6 inhibitor programs and intellectual property in oncology, neurodegeneration, and autoimmune disease, including its lead drug candidates citarinostat (ACY-241) and ricolinostat (ACY-1215).  The transaction resulted in a $226.1 million research and development asset acquisition expense.  In addition, the sellers of Acetylon are eligible to receive contingent regulatory and commercial milestone payments.

•                  In December 2016, Celgene and German company, Evotec AG entered into a strategic drug discovery and development collaboration to identify disease-modifying therapeutics for a broad range of neurodegenerative diseases.  Initial disease areas of focus will include amyotrophic lateral sclerosis, Alzheimer’s disease, Parkinson’s disease, and multiple other neurodegenerative disorders.  Under the terms of the agreement, Evotec received an upfront payment of $45 million and is eligible to receive up to $250 million in milestones as well as up to low double-digit royalties on programs Celgene in-licenses.

•                  In November 2016, Celgene acquired marizomib from privately-held Triphase Accelerator L.P.  Marizomib is in development for glioblastoma and RRMM.  Phase I data with marizomib in patients with glioblastoma were presented at the Society for Neuro-Oncology (SNO) conference in November 2016.  The transaction resulted in a $43.5 million research and development asset acquisition expense.  In addition, the sellers of Triphase are eligible to receive contingent development, regulatory and commercial milestone payments.

Celgene Expects Strong Product Sales and Earnings Growth in 2017

	2017 Guidance	Year-over-Year Change*
Total Revenue	Approximately $13.0B to $13.4B	18%
REVLIMID® Net Sales	Approximately $8.0B to $8.3B	17%
POMALYST®/ IMNOVID® Net Sales	Approximately $1.6B	22%
OTEZLA® Net Sales	Approximately $1.5B to $1.7B	57%
ABRAXANE® Net Sales	Approximately $1.0B	3%
GAAP diluted EPS	$5.85 to $6.21	NM**
Adjusted diluted EPS	$7.10 to $7.25	21%
GAAP operating margin	Approximately 45.5%	NM**
Adjusted operating margin	Approximately 56.5%	+150 bps
Weighted average diluted shares	Approximately 815M	+12M***

*Year-over-year percentage change based on the mid-point of the range.

** Not meaningful as the 2017 measures exclude the impact of any strategic transactions, impairments and loss contingencies that have not yet occurred.

***Reflects accounting standard change effective 1/1/2017 which eliminates a favorable adjustment currently provided in diluted share count under existing accounting guidance. (Accounting Standards Update 2016-09)

Q4 and Full-year 2016 Conference Call and Webcast Information

Celgene will host a conference call to discuss the fourth quarter and full-year of 2016 operational and financial performance on Thursday, January 26, 2017, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon January 26, 2017, until midnight ET February 2, 2017.  To access the replay in the U.S., dial 1-855-859-2056; outside the U.S. dial 404-537-3406.  The participant passcode is 47641635.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•                  Adjusted research and development expense

•                  Adjusted selling, general and administrative expense

•                  Adjusted operating margin

•                  Adjusted net income

•                  Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring, cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition and Divestiture-Related Costs:  We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal recurring operating expenses, including severance costs which are not part of a formal restructuring program.

Share-based Compensation Expense:  We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-related Upfront Expenses:  We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense:  We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs:  We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items:  We exclude certain other significant items that may occur occasionally and are not normal, recurring, cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: expenses for significant fair value adjustments to equity investments, significant litigation-related loss contingency accruals and expenses to settle other disputed matters.

Estimated Tax Impact From Above Adjustments:  We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments:  We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, and other similar items.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and twelve-month periods ended December 31, 2016 and 2015, and for the projected amounts for the twelve-month period ending December 31, 2017.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Twelve-Month Periods Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net product sales	$2,976.8	$2,539.2	$11,184.6	$9,161.1
Other revenue	3.7	24.1	44.6	94.9
Total revenue	2,980.5	2,563.3	11,229.2	9,256.0

Cost of goods sold (excluding amortization of acquired intangible assets)	113.5	105.4	438.0	420.1
Research and development	1,134.7	776.8	4,470.1	3,697.3
Selling, general and administrative	684.6	609.1	2,657.7	2,305.4
Amortization of acquired intangible assets	105.3	88.1	459.0	279.0
Acquisition related charges and restructuring, net	12.5	83.7	37.8	299.6
Total costs and expenses	2,050.6	1,663.1	8,062.6	7,001.4

Operating income	929.9	900.2	3,166.6	2,254.6

Interest and investment income, net	9.0	4.7	30.3	31.1
Interest (expense)	(127.1)	(124.6)	(500.1)	(310.6)
Other income (expense), net	(312.8)	(34.8)	(324.3)	48.4

Income before income taxes	499.0	745.5	2,372.5	2,023.5

Income tax provision	70.1	184.5	373.3	421.5

Net income	$428.9	$561.0	$1,999.2	$1,602.0

Net income per common share:
Basic	$0.55	$0.71	$2.57	$2.02
Diluted	$0.53	$0.69	$2.49	$1.94

Weighted average shares:
Basic	776.8	785.8	777.2	792.2
Diluted	802.2	816.5	803.3	824.9

	December 31,	December 31,
	2016	2015
Balance sheet items:
Cash, cash equivalents & marketable securities	$7,969.7	$6,551.9
Total assets(1)	$28,085.6	$26,964.4
Long-term debt, including current portion(1)	$14,289.2	$14,161.4
Total stockholders’ equity	$6,599.3	$5,919.0

(1) Total assets and long-term debt as of December 31, 2015 have been adjusted to reflect the retroactive adoption of ASU 2015-03 in the first quarter of 2016.  ASU 2015-03 requires the presentation of debt issuance costs as a reduction of long-term debt.

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Twelve-Month Periods Ended
		December 31,		December 31,
		2016	2015	2016	2015

Net income - GAAP		$428.9	$561.0	$1,999.2	$1,602.0

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	7.8	8.4	32.8	31.7

Research and development:
Share-based compensation expense	(1)	64.3	65.7	253.4	250.7
Collaboration-related upfront expense	(2)	128.0	62.0	815.6	1,402.3
Research and development asset acquisition expense	(3)	269.6	—	892.9	—

Selling, general and administrative:
Share-based compensation expense	(1)	82.5	76.1	320.1	294.2
Litigation-related loss contingency accrual expense	(4)	68.5	—	198.5	—

Amortization of acquired intangible assets	(5)	105.3	88.1	459.0	279.0

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	(6)	9.1	9.3	21.3	(7.9)
Acquisition costs	(7)	—	66.0	0.1	297.6
Restructuring charges	(8)	3.4	8.4	16.4	9.9

Other income (expense), net:
Equity investment adjustment	(9)	272.2	—	272.2	—

Income tax provision:
Estimated tax impact from above adjustments	(10)	(73.6)	(46.9)	(432.1)	(398.9)
Non-operating tax adjustments	(11)	(75.9)	63.3	(79.6)	121.8
Net income — Adjusted		$1,290.1	$961.4	$4,769.8	$3,882.4

Net income per common share — Adjusted
Basic		$1.66	$1.22	$6.14	$4.90
Diluted		$1.61	$1.18	$5.94	$4.71

Explanation of adjustments:

(1)                 Exclude share-based compensation expense totaling $154.6 for the three-month period ended December 31, 2016 and $150.2 for the three-month period ended December 31, 2015. Exclude share-based compensation expense totaling $606.3 for the twelve-month period ended December 31, 2016 and $576.6 for the twelve-month period ended December 31, 2015.

(2)                 Exclude upfront payment expense for research and development collaboration arrangements.

(3)                 Exclude research and development asset acquisition expenses; the twelve-month period ended December 31, 2016 includes EngMab AG.

(4)                 Exclude loss contingency accrual expense related to a contractual dispute.

(5)                 Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), and Quanticel Pharmaceuticals, Inc. (Quanticel). The excluded amortization expense for the twelve-month period ended December 31, 2016 includes $101.5 related to the impairment and accelerated amortization of an intangible asset acquired in the Avila acquisition.

(6)                 Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited and Quanticel.

(7)                 Exclude equity compensation and other fees and costs related to the acquisitions of Receptos, Inc. (Receptos) and Quanticel.

(8)                 Exclude restructuring charges related to our relocation of certain operations into our two Summit, NJ locations as well as costs associated with certain headcount reductions.

(9)                 Fair value adjustment to our equity investment in Juno Therapeutics, Inc. per ASC 320 “Investments—Debt and Equity Securities.”

(10)          Exclude the estimated tax impact from the above adjustments.

(11)          Exclude other non-operating tax expense items. The adjustments for the three- and twelve-month periods ended December 31, 2016 are to exclude the tax benefit of a tax loss incurred on our investment in Avila of $79.6 in both periods, with the three-month period also including other adjustments totaling tax expense of $3.7. The adjustments for the three- and twelve-month periods ended December 31, 2015 are to exclude the tax expense related to the acquisition of Receptos of $32.9 in both periods and a tax expense as a result of our global mix of funding sources for certain collaboration-related upfront payments of $22.2 and $88.9, respectively, with the three-month period also including other adjustments totaling tax expense of $8.2.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2017 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$4,767.8	$5,060.5

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		35.5	33.3

Research and development:
Share-based compensation expense		273.7	257.5
Research and development asset acquisition expense		325.0	325.0

Selling, general and administrative:
Share-based compensation expense		345.9	325.4

Amortization of acquired intangible assets		358.2	330.4

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration		132.2	119.0

Income tax provision:
Estimated tax impact from above adjustments		(451.8)	(542.3)
Non-operating tax adjustments		—	—

Projected net income - Adjusted		$5,786.5	$5,908.8

Projected net income per diluted common share - GAAP		$5.85	$6.21

Projected net income per diluted common share - Adjusted		$7.10	$7.25

Projected weighted average diluted shares		815.0	815.0

(1)              Our projected 2017 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, asset impairments, additional litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis or non-operating tax adjustments that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended December 31,		% Change
	2016	2015	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,187.5	$956.3	24.2%	24.2%	0.0%
International	620.6	604.4	2.7%	4.1%	(1.4)%
Worldwide	1,808.1	1,560.7	15.9%	16.4%	(0.5)%

POMALYST®/IMNOVID®
U.S.	218.6	169.7	28.8%	28.8%	0.0%
International	159.3	124.1	28.4%	27.2%	1.2%
Worldwide	377.9	293.8	28.6%	28.1%	0.5%

OTEZLA®
U.S.	268.3	167.5	60.2%	60.2%	0.0%
International	36.8	15.5	137.4%	124.2%	13.2%
Worldwide	305.1	183.0	66.7%	65.6%	1.1%

ABRAXANE®
U.S.	171.3	179.5	(4.6)%	(4.6)%	0.0%
International	94.8	90.5	4.8%	4.2%	0.6%
Worldwide	266.1	270.0	(1.4)%	(1.6)%	0.2%

VIDAZA®
U.S.	2.1	4.8	(56.3)%	(56.3)%	0.0%
International	150.4	142.6	5.5%	7.8%	(2.3)%
Worldwide	152.5	147.4	3.5%	5.7%	(2.2)%

azacitidine for injection
U.S.	10.5	19.7	(46.7)%	(46.7)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	10.5	19.7	(46.7)%	(46.7)%	0.0%

THALOMID®
U.S.	21.7	31.5	(31.1)%	(31.1)%	0.0%
International	13.4	14.0	(4.3)%	0.2%	(4.5)%
Worldwide	35.1	45.5	(22.9)%	(21.5)%	(1.4)%

ISTODAX®
U.S.	18.8	16.1	16.8%	16.8%	0.0%
International	1.9	1.3	46.2%	47.7%	(1.5)%
Worldwide	20.7	17.4	19.0%	19.1%	(0.1)%

All Other
U.S.	0.1	1.0	N/A	N/A	N/A
International	0.7	0.7	N/A	N/A	N/A
Worldwide	0.8	1.7	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,898.9	1,546.1	22.8%	22.8%	0.0%
International	1,077.9	993.1	8.5%	9.3%	(0.8)%
Worldwide	$2,976.8	$2,539.2	17.2%	17.5%	(0.3)%

(1)         Operational includes impact from both volume and price

(2)         Currency includes the impact from both foreign exchange rates and hedging activities

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Twelve-Month Periods
	Ended December 31,		% Change
	2016	2015	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$4,416.9	$3,534.9	25.0%	25.0%	0.0%
International	2,556.7	2,266.2	12.8%	15.4%	(2.6)%
Worldwide	6,973.6	5,801.1	20.2%	21.2%	(1.0)%

POMALYST®/IMNOVID®
U.S.	777.5	591.8	31.4%	31.4%	0.0%
International	533.2	391.5	36.2%	34.7%	1.5%
Worldwide	1,310.7	983.3	33.3%	32.7%	0.6%

OTEZLA®(3)
U.S.	904.4	440.0	105.5%	105.5%	0.0%
International	112.8	31.7	255.8%	231.5%	24.3%
Worldwide	1,017.2	471.7	115.6%	114.0%	1.6%

ABRAXANE®
U.S.	633.8	653.6	(3.0)%	(3.0)%	0.0%
International	339.6	313.9	8.2%	9.5%	(1.3)%
Worldwide	973.4	967.5	0.6%	1.0%	(0.4)%

VIDAZA®
U.S.	11.9	21.2	(43.9)%	(43.9)%	0.0%
International	596.1	569.5	4.7%	7.9%	(3.2)%
Worldwide	608.0	590.7	2.9%	6.0%	(3.1)%

azacitidine for injection
U.S.	66.0	83.9	(21.3)%	(21.3)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	66.0	83.9	(21.3)%	(21.3)%	0.0%

THALOMID®
U.S.	97.1	129.0	(24.7)%	(24.7)%	0.0%
International	55.0	56.4	(2.5)%	2.0%	(4.5)%
Worldwide	152.1	185.4	(18.0)%	(16.6)%	(1.4)%

ISTODAX®
U.S.	71.6	64.5	11.0%	11.0%	0.0%
International	7.7	4.6	67.4%	73.1%	(5.7)%
Worldwide	79.3	69.1	14.8%	15.2%	(0.4)%

All Other
U.S.	1.3	5.7	N/A	N/A	N/A
International	3.0	2.7	N/A	N/A	N/A
Worldwide	4.3	8.4	N/A	N/A	N/A

Total Net Product Sales
U.S.	6,980.5	5,524.6	26.4%	26.4%	0.0%
International	4,204.1	3,636.5	15.6%	17.6%	(2.0)%
Worldwide	$11,184.6	$9,161.1	22.1%	22.9%	(0.8)%

(1)         Operational includes impact from both volume and price

(2)         Currency includes the impact from both foreign exchange rates and hedging activities

(3)         OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.